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                                                                   EXHIBIT 10.13


                                                                        EXECUTED


FILM ROMAN, INC.
12020 Chandler Blvd.
North Hollywood, California 91607

                   Re:  BLUES BROTHERS ANIMATION RIGHTS AGREEMENT

Gentlepersons:

         The following when signed by us, Daniel Aykroyd, Judith Belushi Pisano (as successor in interest to the estate of John Belushi) and, or their collective or respective corporate designees (hereinafter collectively "RIGHTS HOLDERS") and by you, Film Roman, Inc. (hereinafter "PRODUCER") will constitute an agreement between us (hereinafter "RIGHTS AGREEMENT") with respect to the subject matters set forth below.

         This RIGHTS AGREEMENT is entered into with reference to the following:

     A. RIGHTS HOLDERS own valuable copyright, publicity, trademark, trademark registrations, and trade dress connected with "The Blues Brothers" and other rights including without limitation the names, likeness and embodiment of "The Blues Brothers," "Jake Blues" and "Elwood Blues" (collectively "PROPERTY").

     B. PRODUCER desires to acquire a license to ANIMATION RIGHTS (as defined hereinafter) in the PROPERTY. PRODUCER initially intends to develop an animated television Series based upon the PROPERTY and featuring "The Blues Brothers" as the lead characters (the "SERIES"). In order to promote the financial success of exploitation of the animated productions of "The Blues Brothers" and other animation projects, PRODUCER requires that the ANIMATION RIGHTS licensed include the right to develop and sell merchandise utilizing the animated "Blues Brothers" characters and other characters developed in connection with animated productions.

     C. Additionally, PRODUCER desires to engage Michael Waeghe and Tino Insana, or their loan-out companies now created or created in the future, (hereinafter "ARTISTS") to furnish certain writing and producing services of ARTISTS in connection with the ANIMATION RIGHTS.

     D. RIGHTS HOLDERS agree to grant PRODUCER certain rights in the PROPERTY as set forth herein, contingent upon execution of a mutually acceptable agreement with ARTISTS for certain writing and producing services.

         Based upon the above, RIGHTS HOLDERS and PRODUCER agree as follows:
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     1.  Rights Acquisition.


          1.1  OPTION.

               1.1.1 For good and valuable consideration, including without limitation, PRODUCER'S obligation hereunder to utilize its diligent best efforts to develop, produce, and sell the SERIES, the adequacy of which is hereby acknowledged, RIGHTS HOLDERS grant to PRODUCER, the sole and exclusive irrevocable option (the "OPTION") to license the ANIMATION RIGHTS set forth in section 1.2 of this RIGHTS AGREEMENT. This OPTION shall be effective as of the first date this RIGHTS AGREEMENT and the agreement between ARTISTS and PRODUCER (which agreement is also acceptable to RIGHTS HOLDERS) are fully executed; however, if the agreement between ARTISTS and PRODUCER is not fully executed within thirty (30) days of the first date this RIGHTS AGREEMENT is fully executed, then this RIGHTS AGREEMENT shall not take effect and no Option to license ANIMATION RIGHTS is granted hereby. The term of the initial OPTION will continue for twelve (12) months (the "INITIAL OPTION PERIOD").

               1.1.2 At any time prior to the expiration of the INITIAL OPTION PERIOD, PRODUCER shall have the right to extend the term of the OPTION for an additional ten (10) months commencing upon conclusion of the INITIAL OPTION PERIOD (the "EXTENSION PERIOD") by written notice to RIGHTS HOLDERS accompanied by payment of Seven Thousand Five Hundred Dollars ($7,500).

               1.2 EXERCISE OF OPTION. PRODUCER may exercise the OPTION by giving RIGHTS HOLDERS written notice of PRODUCER'S commitment to commence production of the first episode of the SERIES at any time on or before the expiration of the INITIAL OPTION PERIOD or EXTENSION PERIOD, if any; provided however that this RIGHTS AGREEMENT shall terminate automatically and all rights revert to RIGHTS HOLDERS if PRODUCER does not obtain a PRIME-TIME or CHILDREN'S SERIES' sale before the expiration of the INITIAL OPTION PERIOD or the EXTENSION PERIOD, if any. If PRODUCER does not commence production of the first episode of the SERIES within three (3) months of the expiration of the INITIAL OPTION PERIOD or the EXTENSION PERIOD, the RIGHTS AGREEMENT shall terminate automatically and all rights revert to RIGHTS HOLDERS.

               1.2.1 PRIME-TIME shall mean a version of the SERIES in which the characters, backgrounds, writing and other such items are developed for an audience other than that of children and irrespective of the broadcast time slot, and CHILDREN'S shall mean a version of the SERIES in which the characters, backgrounds, writing and other such items are developed for a children's audience and irrespective of the broadcast time slot.

               1.2.2 PRODUCER shall be deemed to have exercised the OPTION upon written commitment to commence production or upon actually commencing production of the

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first episode of the SERIES (regardless of whether advance written notice was provided). Commencing production of the first episode and payment of the first royalty payment due here under shall constitute sufficient and adequate consideration for exercise of the OPTION. RIGHTS HOLDERS acknowledge and understand that PRODUCER may undertake development and pre-production activities (including the completion of a SERIES Bible and the writing of a pilot script) in connection with the SERIES during the INITIAL OPTION PERIOD or EXTENSION PERIOD, if any, and that the OPTION shall not be deemed to be exercised because of any such activities.

          1.3  Grant of Rights.

               1.3.1 Definition of ANIMATION RIGHTS. ANIMATION RIGHTS means the exclusive right to produce, perform, and distribute through sale, lease or rental any number of television, theatrical or multi-media productions involving animated characters as opposed to live action characters based upon the PROPERTY and to use such animated characters developed for television or theatrical productions in other forms and processes, including without limitation use of such animated characters in home video, laser disc, computer games, CD-ROM, interactive, or electronic processes, comic books and comic strips, commercials (print, television or film) promoting television or film productions, and merchandising utilizing such animated characters in poster art, fine art, books, print material, clothing, and all other animation rights using such animated characters whether now known or known in the future; provided however that the ANIMATION RIGHTS are subject to certain exclusions and restrictions set forth below and those exclusions and restrictions are incorporated herein.

               1.3.2 Exclusions and Restrictions to ANIMATION RIGHTS. The ANIMATION RIGHTS granted herein are subject to the following exclusions and restrictions:

                    (a) Any rights to "The Blues Brothers" owned by Universal Pictures, a division of Universal Studios, Inc., or its successors, those rights arising out of the existing motion picture titled, "The Blues Brothers" and all rights arising out of Universal Pictures interest in the basic literary material consisting of an original motion picture story idea created by Dan Aykroyd and the screenplay entitled "The Blues Brothers" based upon that story idea, must be obtained from Universal Pictures;

                    (b) Rights to the Blue Brothers recorded music must be obtained from the recording company(ies);

                    (c) Rights to likenesses of any member of the Blues Brothers Band must be obtained from the band member(s) directly;

                    (d) Any agreement for recording services with the Blues Brothers Band must be reached separately by PRODUCER. PRODUCER shall offer the Blues

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Brothers Band with the first right to perform new music for the SERIES and if the Band is interested negotiate in good faith. No musical recordings, including but not limited to phonographic records, CDs, tapes or other similar things may be created without permission of the Blues Brothers Band. There shall be no personal appearances by any musical group called "The Blues Brothers Band" without prior permission of the Blues Brothers' Band. RIGHTS HOLDERS will use their good faith efforts to assist producer to obtain consent of the Blues Brothers Band with the understanding that such consent is subject to the standard in the RIGHTS HOLDERS agreement with the Blues Brothers Band.

                    (e) Animation rights for use in interactive video and computer games are excluded for so long as and only to the extent that RIGHTS HOLDERS are subject to a pre-existing license with Titus, a French corporation, for exclusive use of "The Blues Brothers" in connection with the sale of interactive video and computer games;

                    (f) NBC's compilation rights to use "The Blues Brothers" characters inclusive of animation rights along with at least two Saturday Night Live characters.

                    (g) All rights to use animated characters to promote "Restaurants" (as that term is defined in the RIGHTS HOLDERS Licensing Agreement with Isaac Tigrett, founder of the House of Blues) are excluded;

                    (h) All rights to the PROPERTY which are not ANIMATION RIGHTS are excluded, including without limitation rights granted to Isaac Tigrett or the House of Blues, Inc., the Blues Brothers Band, and David Pugh Limited for "A Tribute to the Blues Brothers" are excluded.

               1.3.3 Grant of Rights. Upon exercise of the OPTION and only if the OPTION is exercised, PRODUCER shall have the exclusive royalty-bearing license without the right to sublicense or transfer except as provided herein to ANIMATION RIGHTS (as defined in section 1.3 subject to the exclusions and restrictions of section 1.3.2) in all media, whether now known or hereafter devised, throughout the world in perpetuity throughout the term of this RIGHTS AGREEMENT. All rights not expressly granted hereunder are reserved to RIGHTS HOLDERS and may be exercised without limitation except that no use shall be made of any material (other than goodwill) added to the PROPERTY by or at the behest of PRODUCER.

     2. License Fees and Royalties. Except as otherwise stated within ten (10) business days of receipt of funds by PRODUCER or any entity controlled by PRODUCER, PRODUCER shall pay RIGHTS HOLDERS sums equal to the following:

          2.1 Network, First Run and Foreign License Fees. Ten percent (10%) of all the gross Network, First-Run and Foreign license fees including advances (without any deductions whatsoever) received by PRODUCER or any entity controlled by PRODUCER in connection with the first run of the SERIES; said percentage shall be payable to RIGHTS HOLDERS and allocated as follows: (i) one-half (1/2) of said royalty shall be payable

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immediately upon commencement of production of each such episode; and (ii) the remaining one-half (1/2) shall be payable on a deferred basis. Payment of deferred royalty (if any) shall be made with the quarterly accounting for the quarter in which the payment becomes due. There is no deferral on license fees other than Network, First-Run and Foreign Television license fees.

               2.1.1 The deferred royalty shall only be payable if at the end of an accounting period PRODUCER (together with any entity controlled by PRODUCER) has recouped one hundred twenty-five percent (125%) of its direct production costs incurred in connection with the production of the SERIES. Direct production costs shall not include distribution fees, costs and agency fees, nor time devoted by any PRODUCER employee or officer receiving a Producer's credit. All direct production costs including overhead charges incurred by PRODUCER shall be broken out as line items to be included as part of the direct production budget and approved in advance by RIGHTS HOLDERS for each episode, such approval, not to be unreasonably withheld. Moreover, overhead charges shall be capped at ten percent (10%) of direct production costs and no overhead charges shall be allocated to any and all voice talent engaged by PRODUCER hereunder or fees paid to PRODUCER or ARTISTS or any entity controlled by PRODUCER or ARTISTS or royalties paid to RIGHTS HOLDERS.

               2.1.2 All sources of revenue related in any way to the ANIMATION RIGHTS received by PRODUCER or any entity controlled by PRODUCER will be credited toward PRODUCER'S recoupment of one hundred twenty-five percent (125%) of direct production costs except an amount equal to royalty amounts already paid to RIGHTS HOLDERS pursuant to Sections 2.1 through 2.6; provided, however, that PRODUCER'S direct production expenses arising from generation of non-SERIES related revenue (such as, for example, revenue generated from sale of an animated video produced at PRODUCER'S cost) shall be deducted from revenue before the revenue is credited toward recoupment.

               2.1.3 In accounting to RIGHTS HOLDERS concerning PRODUCER'S recoupment of one hundred twenty-five percent (125%) of direct production costs hereunder, the following shall apply:

                    (a) Revenues shall be deemed received by PRODUCER at such time as PRODUCER possesses an irrevocable commitment to receive such revenues within twelve (12) months. For example, if PRODUCER receives a commitment from a home video distributor to pay PRODUCER One Hundred Thousand Dollars ($100,000.00) on signing, One Hundred Thousand Dollars ($100,000.00) six (6) months later and One Hundred Thousand Dollars ($100,000.00) eighteen (18) months following signing, PRODUCER shall immediately recognize revenues of Two Hundred Thousand Dollars ($200,000.00) on signing and an additional One Hundred Thousand Dollars ($100,000.00) six (6) months later; and

                    (b) Expenses shall be deemed spent at such time PRODUCER has committed to incur such expenses. In that regard, PRODUCER may only "commit" to produce SERIES episodes hereunder at such time as PRODUCER has received a

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commitment from a domestic broadcaster (including a syndicator) to broadcast the
SERIES.

               2.1.4 Once PRODUCER recoups one hundred twenty-five percent (125%) of the direct production costs for all episodes to date, any remaining deferred amount shall be paid as follows: (1) that portion of the deferred royalty equal to the revenues credited toward PRODUCER'S recoupment which are in excess of one hundred twenty-five percent (125%) of direct production costs shall be paid with the quarterly accounting, and (2) any remaining unpaid portion of the deferred royalty shall be paid along with subsequent quarterly accountings to extent revenues are available from all revenues received by PRODUCER or any entity controlled by PRODUCER in connection with the exploitation of ANIMATION RIGHTS (such revenues to be dedicated first to payment of deferred royalties). Thereafter, until and unless one hundred twenty-five percent (125%) of direct production costs exceeds all sources of revenues credited to PRODUCER'S recoupment at the end of an accounting period, ten percent (10%) of all Gross Network, First-Run and Foreign license fees received by PRODUCER or any entity controlled by PRODUCER for Network, First-Run and Foreign Television shall be paid with no deferrals. If, however, all sources of revenues credited to PRODUCER'S recoupment fall below one hundred twenty-five percent (125%) of direct production costs at the end of a subsequent accounting period, PRODUCER may again defer one-half (1/2) of any royalty based upon Network, First-Run and Foreign License fees in that quarter and subsequent quarters until PRODUCER'S recoupment again exceeds one hundred twenty-five percent (125%) of direct production costs. The comparison of PRODUCER'S cumulative direct production costs to revenues credited to recoupment will occur at the end of each accounting period of a recurring basis.

          For example, assume PRODUCER has deferred $500,000 in royalties by the end of quarter 4 and has not recouped 125% of direct production costs ("DPC"). No deferred royalties will be paid at the end of quarter 4. At the end of quarter 5, however, PRODUCER has recouped 126% of DPC and assuming the recoupment account has $200,000 more than the amount equal to 125% of DPC, then $200,000 would be paid to reduce the deferred royalties of $500,000. The remaining $300,000 of such deferred royalty is now due and will be paid with the quarter 6 accounting (assuming PRODUCER receives $300,000 from all sources related to exploitation of the ANIMATION RIGHTS during quarter 6). The $300,000 will be paid at the end of quarter 6 even if PRODUCER'S recoupment account falls below 125% of DPC. If at the end of quarter 7, PRODUCER'S recoupment account exceeds 125% of DPC, PRODUCER will pay 10% of any new Gross Network, First-Run and License Fees without deferral. Assume, however, at the end of quarter 8, 125% of DPC exceeds the amount in PRODUCER's recoupment account and PRODUCER receives additional Network First-Run fee at the beginning of quarter 9; PRODUCER will then pay 5% of the Network First-Run fee received in quarter
9 and defer the other 5%. The deferred quarter 9 royalty would be paid in the manner described above, only if at the end of a subsequent quarter, PRODUCER'S recoupment account exceeds 125% of DPC.

               2.1.5 Any production fees payable to PRODUCER or ARTISTS and any distribution fees payable to a Third Party must be approved by RIGHTS HOLDERS, such

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approval not to be unreasonably withheld.

               2.1.6 The parties acknowledge that it is their intent and expectation that RIGHTS HOLDERS will be paid any accumulated deferred royalty for Network, First Run and Foreign license fees before PRODUCERS and ARTISTS receive net profits related to ANIMATION RIGHTS provided for in PRODUCER'S agreement with ARTISTS.

               2.1.7 If PRODUCER commences production on an episode before selling the SERIES' episodes of which that episode is a part, PRODUCER shall pay RIGHTS HOLDERS Fifteen Thousand Dollars ($15,000) upon commencement of production of such episode or an amount equal to the pro rata license fee for an episode of any immediately prior sale of SERIES' episodes, whichever is greater. Upon sale of those SERIES' episodes, PRODUCER shall immediately pay any additional amount necessary to bring the total payment to five percent (5%) of the gross license fee including advances (without any deductions whatsoever). The deferred royalty shall be paid as provided in section 2.1.1.

          2.2 Network Re-Run License Fees. Ten percent (10%) of the gross Network Re-Run licensee fee including advances (without any deductions whatsoever) received by PRODUCER or any entity controlled by PRODUCER from each re-run of each episode of the SERIES.

          2.3 Syndication (Resale) and Off Network License Fees (other than First-Run) Video Games, CD-ROM, Computer and Electronic Rights. Ten percent (10%) of the gross licenses fees for Syndication (Resale), Off Network (other than First-Run), Video Games, CDRom, Computer and Electronic rights, including advances (without any deductions whatsoever) received by PRODUCER or any entity controlled by PRODUCER in connection therewith.

          2.4 Commercials and Ancillary Markets. Ten percent (10%) of all monies for commercials and ancillary markets including advances (without any deductions whatsoever) received by PRODUCER or any entity controlled by PRODUCER in connection herewith.

          2.5 Other Sources. Ten percent (10%) of any and all Gross income including advances (without any deductions whatsoever) received by PRODUCER or any entity controlled by PRODUCER in connection with any other exploitation of the rights hereunder including without limitation any merchandising related to the SERIES or other television or theatrical productions.

          2.6 Outright Sale of PRODUCER'S Rights. If PRODUCER makes an outright sale of its rights as described in Section 6.5, ten percent (10%) of gross rights sales price including advances (without any deductions whatsoever). Such payment shall be in addition to and not in-lieu of any payments hereunder, including without limitation future royalty payment on episodes.

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     3. SERIES' Development.
        -------------------

          3.1 Throughout the INITIAL OPTION PERIOD and the EXTENSION PERIOD, if any, PRODUCER shall use diligent best efforts and sell at least six episodes of the SERIES for television broadcast.

          3.2 PRODUCER shall use diligent best efforts to consummate a sale of the SERIES on PRIME-TIME television. If RIGHTS HOLDERS, ARTISTS, and PRODUCER agree that efforts for a PRIME-TIME sale have been exhausted, PRODUCER shall use diligent best efforts to consummate a sale of the SERIES for a CHILDREN'S broadcast slot.

          3.3 PRODUCER shall use diligent best efforts to develop for release with the initial broadcast of an animated television SERIES merchandise utilizing the animated "Blues Brothers" characters developed for the SERIES. PRODUCER represents that such merchandising efforts are reasonably necessary to the economic viability of exploiting the ANIMATION RIGHTS and that PRODUCER is not willing to proceed with the development of the SERIES absent the right to mount such merchandising effort.

          3.4 If PRODUCER exercises the OPTION, PRODUCER shall continue to use diligent best efforts to market the SERIES in the most financially desirable television market possible throughout the term of the RIGHTS AGREEMENT.

     4. Creative Rights and Credits.
        ---------------------------

          4.1 Creative Rights. RIGHTS HOLDERS shall have final creative control over the likeness of "The Blues Brothers," "Jake" and "Elwood."
Animated versions of "Jake" and "Elwood" will be based upon and consistent with models, turn-arounds and key poses of the characters which have been approved by RIGHTS HOLDERS. RIGHTS HOLDERS shall have the right (but not the obligation) to offer creative input on the SERIES or other uses of ANIMATION RIGHTS which input shall be duly considered.

               4.1.1 Before commencing production of the SERIES, PRODUCER shall prepare a complete Bible for RIGHTS HOLDERS' review and approval. Production of episodes for the SERIES shall be consistent with the approved Bible and any memorandum from RIGHTS HOLDERS setting forth limitations and expectations concerning characters or storyline(s). Any changes to Bible and RIGHTS HOLDERS' memorandum shall be approved by RIGHTS HOLDERS prior to any production changes being initiated. Such changes would include without limitation any changes anticipated in tone or approach of existing characters and introduction of significant or recurring new characters for any following season. PRODUCER shall also timely prepare premises for each episode of the Initial or any following season, and a synopsis of the characters and story line for any other production postponed. With respect to the SERIES or other animated productions or print stories using animated characters developed under the rights granted herein, RIGHTS HOLDERS, ARTISTS and PRODUCER shall have mutual approval

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rights of characters other than "The Blues Brothers," to the extent practicable and backgrounds. The RIGHTS HOLDERS shall have the right to approve in their discretion, any SERIES Bible, premise, or synopsis or similar story outlines for other productions and other creative decisions.

               4.1.2 RIGHTS HOLDERS may designate ARTISTS, one of them or a third party to exercise their creative rights. Any third-party designated by RIGHTS HOLDERS is subject to approval by PRODUCER, such approval not to be unreasonably withheld. Any change in designation by RIGHTS HOLDERS must be in writing to PRODUCER and shall become effective upon receipt. Decisions made by RIGHTS HOLDERS' designee are final and a change in designee shall not affect decisions made before the change becomes effective.

               4.1.3 RIGHTS HOLDERS hereby appoint ARTISTS as their revocable designee for the exercise of their creative rights, this designation to become effective immediately, except that RIGHTS HOLDERS reserve the right to personally approve the initial likeness of "Jake Blues" and "Elwood Blues" for the SERIES, and any SERIES' Bible, and any other approval right expressly reserved herein.

          4.2 Voice Talent. Daniel Aykroyd shall have the first right to perform the voice of "Elwood Blues" contingent upon execution of an agreement for voice talent between PRODUCER and Aykroyd. If Daniel Aykroyd does not perform the voice of "Elwood Blues," Peter Aykroyd shall have the first right to perform the voice of "Elwood Blues" contingent upon execution of an agreement for voice talent. James Belushi shall have the first right to perform the voice of "Jake Blues" contingent upon execution of an agreement for voice talent between PRODUCER and James Belushi. PRODUCER shall negotiate in good faith to consummate the voice talent agreements.

          4.3 Credits. PRODUCER shall include the following credits with any broadcast of the SERIES, whether PRIME-TIME, Saturday morning or otherwise. RIGHTS HOLDERS' credits shall be equal in size to PRODUCER'S credits.

               4.3.1 The front credit shall be: "Based on Characters created by Dan Aykroyd & John Belushi";

               4.3.2 The end credits shall include: "Creative Consultants: Dan Aykroyd, Judy Belushi Pisano & Victor Pisano" and "Production Assistance provided by the House of Blues."

               4.3.3 Credits for other productions shall be similar and subject to mutual agreement as to content and size.

     5. Merchandising.
        -------------

               5.1 RIGHTS HOLDERS shall have approval rights over products developed pursuant to the merchandising rights and any likenesses of the Blues Brothers used in

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merchandising and may exercise these rights in their discretion.  RIGHTS HOLDERS shall also have mutual approval rights with PRODUCER and ARTISTS over the selection of any merchandising companies and any contractual agreements with merchandising companies. RIGHTS HOLDERS initially reserve these rights of approval to themselves personally.

          5.2 PRODUCER may not use ANIMATION RIGHTS for third-party endorsements, premiums or commercial endorsements without the written permission of RIGHTS HOLDERS. RIGHTS HOLDERS shall have the right to approve endorsements, premiums or commercial tie-ins in their discretion and reserve this right of approval to themselves personally.

          5.3 PRODUCER shall offer the House of Blues, Inc. the right to serve as a sales outlet at its Restaurants (as that term is defined in RIGHTS HOLDERS' Licensing Agreement with Isaac Tigrett now assigned to House of Blues Band Corp.) on terms and conditions no less favorable than offered to any other retailer. House of Blues, Inc. may accept or decline the offer in its sole discretion.

          5.4 All merchandising activity pursuant to this RIGHTS AGREEMENT is subject to the terms and conditions herein and set forth in Appendix A.

     6.   Intellectual Property Rights:
          ----------------------------

          6.1 PRODUCER acknowledges the value of the goodwill associated with the PROPERTY and agrees not to impair that goodwill. PRODUCER shall use ANIMATION RIGHTS only upon the terms and conditions provided herein. All copyrights, trademarks, trademark registrations and other intellectual property rights in the PROPERTY now existing (including ANIMATION RIGHTS licensed hereunder) shall remain the property of RIGHTS HOLDERS. All goodwill now existing as well as any goodwill accruing in the future from any use of the PROPERTY including use of ANIMATION RIGHTS shall inure directly and exclusively to the benefit of RIGHTS HOLDERS and remain the property of RIGHTS HOLDERS.

          6.2 PRODUCER agrees that RIGHTS HOLDERS shall be the sole owners of all intellectual property rights, including copyright, in any Blues Brothers ("Jake" and "Elwood") characters created by PRODUCER. PRODUCER agrees to take such actions and execute such documents as RIGHTS HOLDERS may reasonably request to enable RIGHTS HOLDERS to perfect their ownership of such intellectual property rights.

          6.3 Except for the rights granted to RIGHTS HOLDERS under Section 6.2, RIGHTS HOLDERS and PRODUCER agree that they shall jointly own all intellectual property rights, including copyright, in any original work created by or at the behest of PRODUCER in connection with PRODUCER'S exercise of the ANIMATION RIGHTS. Notwithstanding the above, PRODUCER shall be the sole owner of tangible personal property including without limitation drawings and film negatives developed by or at the behest of PRODUCER.

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          6.4  PRODUCER shall use commercially reasonable, diligent best efforts to prosecute any infringement of the ANIMATION RIGHTS. RIGHTS HOLDERS shall have the right to prosecute such infringement if, in the reasonable judgement of RIGHTS HOLDERS, PRODUCER'S efforts to pursue infringement are insufficient.
Each party shall have the right, through counsel of its own choice and at its own expense, to participate in such prosecution. Any monetary recovery from such prosecution shall be applied first to reimburse any party for reasonable litigation expenses incurred in prosecuting the infringement, and thereafter shall be divided equally between PRODUCER and RIGHTS HOLDERS.

          6.5 PRODUCER may sell its rights in completed episodes, SERIES or other productions ("Outright Sale of PRODUCER'S Rights") subject to the terms and conditions of this RIGHTS AGREEMENT and PRODUCER shall remain primarily responsible to RIGHTS HOLDERS for its obligations under this RIGHTS AGREEMENT. Such an Outright Sale of PRODUCER'S Rights shall require RIGHTS HOLDERS' and ARTISTS' written consent, such consent not to be unreasonably withheld.

          6.6 PRODUCER agrees to include such copyright notices, copyright, trademark or other legends as RIGHTS HOLDERS reasonably require in connection with any publication of Blues Brothers animated characters or features, merchandise or other uses.

     7. Term and Termination. The term of this RIGHTS AGREEMENT shall continue from the commencement of the INITIAL OPTION PERIOD through the earliest of the following dates:

          7.1 Upon expiration of the INITIAL OPTION PERIOD if the OPTION is not extended;

          7.2 Twenty-two (22) months from the commencement of the INITIAL OPTION PERIOD in the event that PRODUCER does not obtain a PRIME-TIME SERIES or CHILDREN'S SERIES' sale or Twenty-five (25) months in the event PRODUCER has not commenced production of the first episode;

          7.3 Upon material breach of this RIGHTS AGREEMENT or PRODUCER'S material breach of its agreement with ARTISTS, (1) if such breach is not cured within thirty (30) days after delivery of written notice to PRODUCER, and (2) in the case of a material breach (other than failure to pay royalties which PRODUCER acknowledges are due), an arbitrator has determined that there has been a material breach of the agreement.

          7.4 Upon expiration of the PRODUCTION TERM as set forth in subsection 7.5.

          7.5 Production Term. The term of PRODUCER'S exclusive Production Rights shall be as follows:

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               7.5.1 If PRODUCER produces thirteen (13) or fewer episodes of the
SERIES, the Production Term shall end twelve (12) months after the first broadcast of the last such episode broadcast.

               7.5.2 If PRODUCER produces between fourteen (14) and thirty-eight
(38) episodes of the SERIES, the Production Term shall end eighteen (18) months after the first broadcast of the last such episode; provided, however, if PRODUCER informs RIGHTS HOLDERS in writing that PRODUCER is in negotiations with a third party (identified in such written notice) for the financing of additional productions based upon the PROPERTY, said term shall be extended automatically for six (6) additional months.

               7.5.3 If PRODUCER produces between thirty-nine (39) and sixty-four (64) episodes of the SERIES, the Production Term shall end thirty (30) months after the first broadcast of the last such episode.

               7.5.4 If PRODUCER produces sixty-five (65) or more episodes of the SERIES, the Production Term shall end thirty-six (36) months after the first broadcast of the last such episode broadcast.

                    For purposes of determining the number of episodes pursuant to this paragraph, each special shall count as six and one half (6.5) episodes and a theatrical motion picture shall count as thirty-nine (39) episodes. It is understood that, in the event that PRODUCER commits to produce additional episodes during the EXTENSION PERIOD set forth in paragraphs 7.5.1 through 7.5.4, then such additional episodes shall be deemed produced episodes for purposes of determining the Production Term. (PRODUCER may only "commit" to produce additional episodes at such time PRODUCER has received a commitment from a domestic broadcaster (including a syndicator) to broadcast additional episodes of the SERIES.) By way of example, if PRODUCER has produced thirteen (13) episodes of the SERIES, but the SERIES is cancelled, then, provided that PRODUCER commits to produce thirteen (13) additional episodes within twelve (12) months of the first broadcast of the last of the original thirteen (13) episodes, then PRODUCER shall be deemed to have produced twenty-three (23) episodes, and paragraph 7.5.2 shall apply; provided, however, if the additional order is not actually produced in a reasonable and customary time period not to exceed six (6) months any unproduced episodes shall be deleted from the imputed total produced episodes.

                    Notwithstanding the foregoing, PRODUCER shall only have the right to produce additional episodes of the SERIES:

               7.5.5 for the sixth (6th) year after the first broadcast of the SERIES, if RIGHTS HOLDERS have received at least either (i) One Million Dollars ($1,000,000.00) in the fifth (5th) year of the SERIES, or (ii) an aggregate of Two Million Dollars ($2,000,000.00) in the fourth (4th) and fifth (5th) years of the SERIES;

               7.5.6 for the seventh (7th) year after the first broadcast of the SERIES, if RIGHTS HOLDERS have received at least either (i) One Million Fifty Thousand Dollars ($1,050,000.00) in the sixth (6th) year of the SERIES, or (ii) an aggregate of Three Million Fifty Thousand Dollars ($3,050,000.00) in the fourth
(4th) through the sixth (6th) years of the SERIES; or

               7.5.7 any year subsequent to the seventh (7th) year after the first broadcast of the SERIES, if RIGHTS HOLDERS have received at least either
(i) an amount equal to the produce of One Million Dollars ($1,000,000.00) times
1.05 raised to the "n"th power, where "n" is the number of years beyond year six
(6) of the term, or (ii) the average monies received by RIGHTS HOLDERS over the prior four (4) years equals or exceeds the amount set forth in the prior clause.

                    In the event that (i) PRODUCER is in production of the SERIES in a particular year, but fails to meet the foregoing performance criteria, and (ii) RIGHTS HOLDERS elect to prohibit PRODUCER from producing new episodes in the immediately succeeding year, the Production Term shall expire at the end of the last calendar year in which PRODUCER is in production of the SERIES; however, RIGHTS HOLDERS shall be precluded from distributing any product based upon the ANIMATION RIGHTS for that immediately succeeding year.

     8.   Rights and Duties on Expiration and Termination.
          ------------------------------------------------

          8.1 Upon expiration or termination of this RIGHTS AGREEMENT, all right of PRODUCERS to exercise or exploit the ANIMATION RIGHTS shall forthwith terminate and automatically revert to RIGHTS HOLDERS except as specifically provided this Section 8. Notwithstanding the reversion of ANIMATION RIGHTS, RIGHTS HOLDERS shall not use any of the ANIMATION RIGHTS described in Section
6.3 without PRODUCER'S written approval; such approval is discretionary and may be conditioned upon payment of compensation.

          8.2 For a period of one hundred eighty (180) days after expiration or termination (the "Sell-Off Period"), PRODUCER shall be entitled to continue to sell, on a nonexclusive basis, existing merchandise created pursuant to rights granted herein in accordance with the terms and conditions contained in this RIGHTS AGREEMENT. Notwithstanding the foregoing, PRODUCER shall make a good faith effort to negotiate a provision in third-party licenses permitting RIGHTS HOLDERS to purchase from PRODUCER, at the then current standard wholesale prices less twenty percent (20%), all unsold merchandise in lieu of permitting PRODUCER to exercise its Sell-Off rights. Within thirty (30) days after expiration of the Sell-Off Period, if any, PRODUCER shall supply RIGHTS HOLDERS with a written report of the sales of merchandise during the Sell-Off Period, as well as the royalties due. With respect to any inventory remaining upon expiration of the Sell-Off Period, RIGHTS HOLDERS shall have the option to (i) purchase such product at manufacturing costs less fifty percent (50%); or (ii) require PRODUCER to destroy such inventory, the destruction to be verified by an officer of PRODUCER. Assuming a third-party license which extends beyond the term of RIGHTS HOLDERS AGREEMENT, then PRODUCER and RIGHTS HOLDERS shall share in merchandising revenues on the terms set forth herein throughout the term of that third-party agreement.

          8.3 Notwithstanding expiration or termination of this RIGHTS AGREEMENT, PRODUCER shall have the perpetual right to perform and distribute all television, theatrical, and multi-media productions as well as cels based upon the ANIMATION RIGHTS that were created prior to the date of expiration or termination, or to sell its rights outright to such productions. All such productions or sales shall be subject to the terms and conditions of this RIGHTS AGREEMENT, including without limitation PRODUCER'S royalty obligations.

     9. Sublicense. RIGHTS HOLDERS grant PRODUCER the right to sublicense manufacturing and distribution of merchandising rights granted hereunder subject to the terms and conditions of Appendix A.

     10. Indemnity. RIGHTS HOLDERS shall indemnify and defend PRODUCER against any third-party claim or cause of action challenging PRODUCER'S right to use the ANIMATION RIGHTS and hold PRODUCER harmless from any liabilities resulting from the use of rights granted herein. PRODUCER shall indemnify and defend RIGHTS HOLDERS against any third-party claim or cause of action arising from or relating to (1) any use of rights in the PROPERTY which are not ANIMATION RIGHTS (see Section 1.3) and (2) the story lines, narrative or audio content of any animated production or printed matter and hold RIGHTS HOLDERS harmless from any liabilities resulting from such claims or causes of action. PRODUCER shall indemnify RIGHTS HOLDERS for all aspects of the use of ANIMATION RIGHTS except to the extent RIGHTS HOLDERS have expressly agreed to indemnify PRODUCER.

     11.  Accounting and Audit.
          --------------------

          11.1 LICENSE FEES AND ROYALTIES. RIGHTS HOLDERS' earnings pursuant to
Section 2 shall be accounted for on a quarterly basis, beginning with the first full calendar quarter following exercise of the Option. Within ten (10) business days after receipt by PRODUCER or any entity controlled by PRODUCER of payment of any license fees under Section 2, PRODUCER shall pay RIGHTS HOLDERS its earnings from such license fees not subject to deferral. Within thirty (30) days after each calendar quarter PRODUCER shall furnish RIGHTS HOLDERS with a complete statement showing the SERIES direct production costs, all sources of revenue resulting from or related to exploitation of the ANIMATION RIGHTS, and the calculation of RIGHTS HOLDERS' earnings based thereon, during such period along with payment (if any) of deferred earnings which become due during the quarter.

          11.2 Foreign Earnings. Royalties shall be computed in the currency of the country where earned and credited to Licensor's account in U.S. dollars at the exchange rate received by PRODUCER or any entity controlled by PRODUCER at the time of conversion.

PRODUCER may, if necessary, deposit any Royalties due Licensor in a U.S. dollar account bearing Licensor's name in the country where such Royalties are earned. Any such deposit will constitute Royalty payment hereunder.

          11.3 Audit. PRODUCER shall keep full, true and accurate records containing all data reasonably required for the full computation and verification of the amounts to be paid and the information to be reported to RIGHTS HOLDERS under this RIGHTS AGREEMENT.

               11.3.1 During the term of the RIGHTS AGREEMENT and for a period of three (3) years thereafter, RIGHTS HOLDERS or their designee shall have the right to inspect such records. Any such inspection shall be held during normal business hours upon reasonable advance notice to PRODUCER no more frequently than once every six (6) months.

               11.3.2 RIGHTS HOLDERS shall be deemed to have consented to be bound by any accountings rendered by PRODUCER unless an objection is made in writing within three (3) years after the date rendered, and after such objection, arbitration is commenced within sixty (60) days.

               11.3.3 All costs and expenses incurred by RIGHTS HOLDERS for such inspection shall be borne by RIGHTS HOLDERS unless the inspection discovers errors or omissions of more than Ten Thousand Dollars ($10,000) and five percent (5%) in PRODUCER'S favor, in which case, the costs and expenses shall be borne by PRODUCER.

               11.3.4 Acceptance of any payment by RIGHTS HOLDERS shall not preclude RIGHTS HOLDERS from questioning the correctness of payments at any time.

     12.  Miscellaneous Provisions.
          ------------------------


          12.1 No Waiver; Severability. No waiver of any provision of this RIGHTS AGREEMENT by either party, whether express or implied, shall constitute a continuing waiver of such provision or any other provision, and any provision which is or becomes prohibited or unenforceable; all remaining provisions shall remain valid and enforceable.

          12.2 Further Assurances. The parties heretofore shall execute such further documents and perform such further documents and perform such further acts as may be necessary to comply with the terms of this RIGHTS AGREEMENT and consummate the transactions herein provided.

          12.3 No Partnership. Nothing contained herein shall be construed to create a partnership, joint venture or agency between RIGHTS HOLDERS and PRODUCER.

          12.4 Amendments. This RIGHTS AGREEMENT cannot be modified or amended except by a written instrument executed by both parties heretofore.

          12.5 Assignment. Except as otherwise provided in this RIGHTS AGREEMENT (including without limitation PRODUCER'S rights under Section 8.3 and 9) this RIGHTS AGREEMENT shall be binding upon and inure to each party respective heirs, legal representative, successors, and assigns, and it is understood that neither party may assign the rights hereunder.

          12.6 Arbitration. The parties agree to arbitrate any dispute concerning (1) RIGHTS HOLDERS' right to terminate this RIGHTS AGREEMENT based upon a material breach of this RIGHTS AGREEMENT or ARTISTS' agreement (other than for failure to make timely payment of royalties which PRODUCER acknowledges are due), and (2) other disputes arising out of the RIGHTS AGREEMENT. The arbitration will be expedited and must be completed within ninety (90) days of initial notice. The parties shall select an arbitrator within ten (10) business days of notice. The parties shall cooperate in providing each other voluntarily with relevant discovery on an expedited basis. Unless otherwise agreed, the arbitrator shall be selected from a list provided by the Judicial Arbitration and Mediation Service (JAMS). If no arbitrator is selected, the parties agree to authorize the administrator of the Los Angeles JAMS office to appoint an arbitrator.

          12.7 Interest. PRODUCER agrees to pay interest on any amount due to RIGHTS HOLDERS beginning on the tenth (10th) day after the due date thereof; at the annual percentage rate equal to the Prime Rate quoted by First Interstate Bank or its successor at its headquarters branch, plus two percent.

          12.8 Notifications. All notice required to be given hereunder shall be in writing and shall be delivered personally, by confirmed facsimile ("fax") transmission, or by overnight courier, as follows:

     If the RIGHTS HOLDERS:   Judith Belushi Pisano
                              PO Box 433
                              Vineyard Haven, MA 02568
                              Fax:  (508) 693-6414


     With a copy to:          Pamela Jacklin
                              Stoel Rives Boley Jones & Grey
                              900 SW Fifth Avenue
                              Suite 2300
                              Portland, OR 97204
                              Fax:  (503) 220-2480


                              Daniel Aykroyd
                              3960 Laurel Canyon Blvd.
                              Studio City, CA 91604

                              Fax:  (213) 882-6113


     With a copy to:          Peter Laird
                              Edlestein & Laird
                              9220 Sunset Blvd., Suite 320
                              Los Angeles, CA 90069
                              Fax:  (310) 271-2664

     If to PRODUCER:          FILM ROMAN, INC.
                              12020 CHANDLER BLVD.
                              NORTH HOLLYWOOD, CA 91607
                              Fax:  (818) 985-2973


Notice personally delivered or confirmed by fax transmission shall be deemed effective upon receipt. Notice sent by overnight courier shall be deemed effective as of the date of delivery. Either party may change the address to which notice is to be sent by giving written notice of such change of address to the other party as provided herein.

          12.9 Entire RIGHTS AGREEMENT. This RIGHTS AGREEMENT constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior oral and written understandings and agreements relating thereto.

          12.10 Counterparts. This RIGHTS AGREEMENT may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same RIGHTS AGREEMENT.

          DATED this 30th day of May 1995.


                              FILM ROMAN, INC.


                              By:  /s/
                                   ------------------
                              Title:  President & CEO

                              /s/ Daniel Aykroyd
                              ------------------
                              Daniel Aykroyd


                              /s/ Judith Belushi Pisano
                              -------------------------
                              Judith Belushi Pisano

                                   APPENDIX A

                         Manufacturing and Distribution
                         ------------------------------


          In addition to the terms and conditions set forth in the RIGHTS AGREEMENT, the following terms shall govern PRODUCER'S right to manufacture and distribute merchandise under the RIGHTS AGREEMENT.

     1. All products shall be of high quality in contents and workmanship. PRODUCER or its sublicensee shall furnish RIGHTS HOLDERS with a sample of each product, including packaging, if applicable, for RIGHTS HOLDERS' approval prior to the distribution of the product, such approval not to be unreasonably withheld.

     2.   RIGHTS HOLDERS may designate an agent to approve samples of products.

     3. A sample shall be deemed approved if RIGHTS HOLDERS or their designee fails to approve or disapprove a sample within fifteen (15) business days after receipt.

     4. If PRODUCER elects to sublicense manufacturing and distribution to a third party ("Sublicensee"), PRODUCER shall first enter into a Sublicense Agreement with the Sublicensee under which the Sublicensee agrees to be bound by the terms and conditions of the RIGHTS AGREEMENT to the same extent PRODUCER is bound. The Sublicense Agreement shall provide that RIGHTS HOLDERS shall have the right to enforce the terms and conditions of the sublicense agreement in the same manner they are entitled to enforce the terms and conditions of the RIGHTS AGREEMENT against PRODUCER; provided, however, that RIGHTS HOLDERS shall not be entitled to collect royalties from the Sublicensee so long as PRODUCER timely pays all amounts required to be paid under the RIGHTS AGREEMENT.

     5. PRODUCER agrees to include such copyright notices, copyright, trademark or other legends as RIGHTS HOLDERS reasonably require in connection with any publication of Blues Brothers animated characters or features, merchandise or other uses.

     With a copy to:  Pamela Jacklin
                      Stoel Rives Boley Jones & Grey
                      900 SW Fifth Avenue
                      Suite 2300
                      Portland, OR 97204
                      Fax:  (503) 220-2480


                      Daniel Aykroyd
                      3960 Laurel Canyon Blvd.
                      Studio City, CA 91604

                         Fax:  (213) 882-6113


     With a copy to:     Peter Laird
                         Edlestein & Laird
                         9220 Sunset Blvd., Suite 320
                         Los Angeles, CA 90069
                         Fax:  (310) 271-2664

     If to PRODUCER:     FILM ROMAN, INC.
                         12020 CHANDLER BLVD.
                         NORTH HOLLYWOOD, CA 91607
                         Fax:  (818) 985-2973


Notice personally delivered or confirmed by fax transmission shall be deemed effective upon receipt. Notice sent by overnight courier shall be deemed effective as of the date of delivery. Either party may change the address to which notice is to be sent by giving written notice of such change of address to the other party as provided herein.

          12.9 Entire RIGHTS AGREEMENT. This RIGHTS AGREEMENT constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes all prior oral and written understandings and agreements relating thereto.

          12.10 Counterparts. This RIGHTS AGREEMENT may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same RIGHTS AGREEMENT.

          DATED this 30th day of May, 1995.

                             FILM ROMAN, INC.


                             By:  /s/ Phil Roman
                                  ---------------
                             Title:  President & CEO


                             /s/ Daniel Aykroyd
                             ------------------
                             Daniel Aykroyd


                             /s/ Judith Belushi Pisano
                             -------------------------
                             Judith Belushi Pisano

                                  APPENDIX A

                        Manufacturing and Distribution
                        ------------------------------


          In addition to the terms and conditions set forth in the RIGHTS AGREEMENT, the following terms shall govern PRODUCER'S right to manufacture and distribute merchandise under the RIGHTS AGREEMENT.

     1. All products shall be of high quality in contents and workmanship. PRODUCER or its sublicensee shall furnish RIGHTS HOLDERS with a sample of each product, including packaging, if applicable, for RIGHTS HOLDERS' approval prior to the distribution of the product, such approval not to be unreasonably withheld.

     2.   RIGHTS HOLDERS may designate an agent to approve samples of products.

     3. A sample shall be deemed approved if RIGHTS HOLDERS or their designee fails to approve or disapprove a sample within fifteen (15) business days after receipt.

     4. If PRODUCER elects to sublicense manufacturing and distribution to a third party ("Sublicensee"), PRODUCER shall first enter into a Sublicense Agreement with the Sublicensee under which the Sublicensee agrees to be bound by the terms and conditions of the RIGHTS AGREEMENT to the same extent PRODUCER is bound. The Sublicense Agreement shall provide that RIGHTS HOLDERS shall have the right to enforce the terms and conditions of the sublicense agreement in the same manner they are entitled to enforce the terms and conditions of the RIGHTS AGREEMENT against PRODUCER; provided, however, that RIGHTS HOLDERS shall not be entitled to collect royalties from the Sublicensee so long as PRODUCER timely pays all amounts required to be paid under the RIGHTS AGREEMENT.

     5. PRODUCER agrees to include such copyright notices, copyright, trademark or other legends as RIGHTS HOLDERS reasonably require in connection with any publication of Blues Brothers animated characters or features, merchandise or other uses.